Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2009 (except for Note 8, as to which the date is June 15, 2009), with respect to the consolidated financial statements of Landry’s Restaurants, Inc. for the year ended December 31, 2008 included in the Current Report (Form 8-K) of Landry’s Restaurants, Inc. dated June 15, 2009 as filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of said report in the Registration Statements of Landry’s Restaurants, Inc. on Forms S-8 (File Nos. 333-113438, effective March 9, 2004; 333-104175, effective March 31, 2003; and 333-93173, effective December 21, 1999).

/s/ GRANT THORNTON LLP

Houston, Texas

June 15, 2009